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                                                                 EXHIBIT 10.214

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (this "AGREEMENT") is dated as of June 1, 1999, by and between Paxson Communications Management Company, Inc., a Florida corporation ("PAXSON"), and Seth A. Grossman, an individual resident of the State of Florida ("EMPLOYEE").

                                    RECITALS

         A. Paxson, a wholly owned subsidiary of Paxson Communications Corporation ("PCC"), has been formed to provide managerial and administrative services to the various businesses operated by PCC and its subsidiaries and affiliates (collectively, the "PAXSON GROUP"), including the PAX Net network, any other programming networks and various television stations owned or otherwise held, operated or programmed by the Paxson Group.

         B. Paxson desires to employ Employee to perform executive and administrative duties for the Paxson Group while holding the "TITLED POSITION" set forth in Schedule I annexed hereto.

         C. Employee wishes to enter into this Agreement and to be employed by Paxson as the Titled Position for the Paxson Group and to provide services to Paxson on the terms and conditions set forth in this Agreement.

                                  AGREEMENTS

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties intending to be bound legally, hereby agree as follows:


SECTION 1     EMPLOYMENT

         1.1 Term of Employment. The term of this Agreement (the "Agreement Term") shall be deemed to have commenced as of the "COMMENCEMENT DATE" set forth in Schedule I hereof, and shall continue until the third (3rd) anniversary of the Commencement Date, unless terminated sooner in accordance with this Agreement.

         1.2 Duties. Employee acknowledges, agrees and accepts employment by Paxson in the Titled Position for the Paxson Group and in such capacity Employee shall be responsible for the performance of the duties of the Titled Position and for such other executive and administrative duties as may be designated from time to time by the Responsible Officer or the Chairman of PCC. Employee shall be provided by Paxson suitable office space for Employee in the "EMPLOYMENT LOCATION", as identified on



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Schedule I annexed hereto, together with all reasonable support staff and secretarial assistance, equipment, stationary, books and supplies, as determined by the Responsible Officer. Employee shall use Employee's best efforts during the term of employment hereunder to further, enhance and develop the business of PCC, the Paxson Group and any networks or stations it may own or operate. Subject to the direction of the "RESPONSIBLE OFFICER", as identified in Schedule I annexed hereto, Employee shall perform such duties as set forth in Schedule I annexed hereto under "EMPLOYMENT DUTIES." Except as expressly modified herein, Employee shall be subject to all of the Paxson Group's policies including payola, plugola and conflicts of interest, as well as the following:

                  (a) Employee will comply with all Paxson Group and professional standards governing Employee's objectivity in the performance of Employee's duties, including restrictions on outside activities, investments, business interests, or other involvements which could compromise Employee's objectivity or create an impression of conflict of interest. Employee will not knowingly, without the prior approval of Employee's Responsible Officer on behalf of Paxson, accept any gift, compensation, or gratuity (which excludes business meals and entertainment received by Employee in the ordinary course of business) from any person or entity with which the Paxson Group or any of its broadcast properties is or may be in competition or in any instance where there is a stated or implied expectation of favorable treatment of that person or entity. Employee will not, without the prior written approval of Employee's Responsible Officer, take advantage of any business opportunity or situation or engage in any enterprise or venture of which the Paxson Group may have an interest on his or her own behalf, if said business opportunity or situation, enterprise or venture is related in any way to or is similar to the business of the Paxson Group.

                  (b) In performing the Employment Duties under this Agreement, Employee shall conduct himself with due regard to social conventions, public morals and standards of decency, and will not cause or permit any situation or occurrence which would tend to degrade, scandalize, bring into public disrepute, or otherwise lower the community standing of Employee, or Paxson's public image.

         1.3 Activities. Employee shall, except during vacation periods, periods of illness, and leaves of absence approved by Paxson, devote full and undivided business time, attention and energies to the duties and responsibilities required by Paxson, as directed by the Responsible Officer. During the Agreement Term, Employee shall not engage in any other business activity which would conflict with Employee's duties without the prior written approval of Employee's Responsible Officer on behalf of Paxson, which shall not be unreasonably withheld; provided, however, that Paxson may withhold its consent to any business activity by Employee that Paxson determines would directly interfere, impair or hinder in any way Employee's ability to perform or otherwise satisfy Employee's




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responsibilities and duties from time to time in effect, as the holder of the
Titled Position of the Paxson Group or otherwise, under this Agreement.

         1.4 Delegation of Duties. Employee may not delegate the performance of any of Employee's obligations or duties under this Agreement, or assign any of Employee's rights under this Agreement, without the prior written consent of Paxson, except that Employee may delegate duties to other employees of Paxson where reasonable and customary in the ordinary course of Paxson's business and consistent with the performance of the Titled Position.


SECTION 2     COMPENSATION AND BENEFITS

         Beginning on the Commencement Date, Employee shall be compensated for the performance of the Employment Duties performed under the terms hereof as follows:

         2.1 Base Salary. As compensation for the services performed by Employee hereunder, Employee shall receive a Base Salary, as follows:

                  (a) Initial Base Salary. Paxson and Employee acknowledge and agree that Employee's current Base Salary in effect for the current Employment Year shall be the per year amount set forth in Schedule I. For purposes of this Agreement, "EMPLOYMENT YEAR" means a calendar year ended December 31.

                  (b) Increase in Base Salary. For each Employment Year after the current Employment Year (each such year a "SUCCESSIVE EMPLOYMENT YEAR"), Employee's Base Salary shall be subject to such increase, if any, for each such Successive Employment Year as shall be as determined by the Responsible Officer (subject to the approval of the Chairman of the Board of PCC) in an amount not less than ten percent (10%) in excess of the existing base salary, subject to any freeze or moratorium generally in effect to all senior or comparable (in terms of duties and compensation) management of PCC.

                  (c) Bonus. Employee shall be entitled to an annual bonus, based upon Paxson Group performance, in the amount payable and as described in Schedule I annexed hereto.

                  (d) Manner of Payment. Employee's Base Salary shall be paid, at Paxson's option, either (i) in equal bi-monthly installments, or
         (ii) in accordance with the customary payroll policies of Paxson with respect to its management employees.

         2.2      Other Cash and Non-Cash Compensation.



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                  (a) In addition to Employee's Base Salary, Employee may, as determined from time to time, in the sole discretion of Paxson, be eligible to receive or participate in cash and non-cash compensation programs, including, without limitation, annual and special cash and non-cash bonus awards, grants of stock options, restricted stock, "phantom-equity" and stock appreciation rights (collectively, "NON-CASH COMPENSATION"). Employee's rights in respect of any Non-Cash Compensation shall be governed under the terms of a separate document or documents, if any Non-Cash Compensation is to be awarded to Employee. Under no circumstance should this provision be deemed to constitute any express or implied right, entitlement or interest of Employee to be awarded or participate in, or obligation, agreement or requirement of Paxson, to award, provide or offer to Employee, any form of Non-Cash Compensation, all of which rights, entitlements, interests, obligations, agreements or understandings are hereby expressly disclaimed.

         2.3 Business Expenses. Upon proper substantiation and documentation by Employee, Paxson shall reimburse Employee promptly for all reasonable travel, entertainment and other similar business expenses incurred by Employee in the performance of Employee's duties under this Agreement. Reimbursement of expenses will be made in accordance with applicable policies of Paxson. All extraordinary disbursements and expenditures by Employee, and any disbursements and expenditures that are not provided for in any budget established by Paxson, must be approved in advance by Paxson.

         2.4 Vacation. Employee shall be entitled to a minimum of three weeks of paid vacation during each Employment Year, together with personal time off in accordance with Paxson's employee handbook as in effect from time to time.

         2.5 Benefits. The compensation specified above shall be exclusive of and in addition to any benefits that may be available to Employee under any employee pension plan, group life insurance plan, hospitalization plan, medical service plan, death benefit plan, or any other employee benefit plan applicable generally to the employees of Paxson, in accordance with their respective positions, and which may be in effect at any time or from time to time during the term of Employee's employment.

         2.6 Withholding. Paxson shall be responsible for withholding from Employee's compensation FICA, FUTA and other payroll and income taxes, as required by law and such other amounts as may be directed by Employee.

SECTION 3     TERMINATION OF EMPLOYMENT; PAYMENTS UPON INVOLUNTARY TERMINATION



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         3.1 Events. Employee's employment shall terminate on the earliest of the following dates:

                  (a) Death. The date of Employee's death. In that event, Paxson shall pay to Employee's legal representatives or named beneficiaries (as Employee may designate in writing from time to time) any life insurance and death benefits of the type described in Section
         2.5 to which Employee is entitled, plus the amounts set forth in
         Section 3.2 hereof in respect of an Involuntary Termination.

                  (b) Disability. If Paxson gives Employee written notice of the termination of employment by reason of Employee's Disability, a date specified in the notice which shall be not less than thirty (30) days after the date on which the notice is received by Employee. For purposes of this Agreement, "DISABILITY" means complete and permanent inability of Employee by reason of illness or accident to perform the Employment Duties. In that event, Paxson shall pay to Employee, or Employee's legal representatives (as Employee may designate in writing from time to time) any disability insurance and benefits of the type described in Section 2.5 to which Employee is entitled, plus the amounts set forth in Section 3.2 hereof in respect of an Involuntary Termination.

                  (c) Involuntary Paxson Termination. If Paxson gives Employee written notice that Paxson has determined to terminate Employee's employment for any reason other than for Cause or Disability and including, in any event (i) the Company's election to change the place of employment to a location not in Palm Beach County, Florida; (ii) the Company's failure to remedy a breach of this Agreement upon written notice from Employee; or (iii) if, within one year after a Change of Control (as defined below), Paxson terminates Employee's employment with Paxson without Cause (an "INVOLUNTARY PAXSON TERMINATION"), a date specified in such notice which shall be not less than thirty (30) days after the date on which such notice is received by Employee. In that event, Paxson shall pay to Employee the amounts set forth in Section 3.2 hereof in respect of an Involuntary Termination.

                  For purposes of this Agreement, a "Change of Control" will occur if (a) none of Lowell W. Paxson, his estate, his wife, his lineal descendants, or any trust created for the sole benefit of any one or more of them during their lifetimes, or any combination of any of the foregoing, shall (i) own, directly or indirectly, at least 35 percent of the issued and outstanding capital stock of PCC or (ii) have voting control, directly or indirectly, equal to at least 51 percent of the issued and outstanding capital stock of PCC entitled to vote in the election of Board of Directors of PCC; (b) the approval by the shareholders of PCC of a reorganization, merger, or consolidation, in each case, with respect to which persons who were shareholders



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         of PCC immediately prior to this reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's (or any successor entity's) then outstanding securities; or
         (c) a liquidation or dissolution of PCC or of the sale of all or at least 80 percent of PCC's assets.

                  (d) Employee's Voluntary Retirement. If Employee gives Paxson written notice of a Voluntary Retirement, the date specified in such notice which shall be not less than ninety (30) days after the date on which the notice is received by Paxson. In that event, Paxson shall pay to Employee the amounts, if any, set forth in Section 3.2 hereof in respect to a Voluntary Termination. For purposes of this Agreement, "VOLUNTARY RETIREMENT" shall mean separation from service under conditions which would constitute normal retirement.

                  (e) Cause. If Paxson gives Employee written notice of termination of employment for Cause, the date specified in such notice which shall be not less than thirty (30) days after the date on which the notice is received by Employee; provided that the event specified in such notice giving rise to termination for Cause shall not have been remedied or cured by Employee. In that event, Paxson shall pay to Employee the amounts, if any, set forth in Section 3.2 hereof in respect of a Voluntary Termination. An Employee shall be subject to termination for "CAUSE" when the termination results from:

                  (i) Employee's arrest for the commission of (A) a felony, (B) two (2) offenses for operating a motor vehicle while impaired by or under the influence of alcohol or illegal drugs, (C) any criminal act with respect to Employee's employment (including any criminal act involving a violation of the Communications Act of 1934, as amended, or regulations promulgated by the Federal Communications Commission), or (D) any act that materially threatens to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station owned by any affiliate of Paxson or would subject any such broadcast station to fine or forfeiture;

                  (ii) Employee's wilfully taking of any action or inaction the intended or reasonably foreseeable result of which would cause Paxson or any Station to be in default under any material contract, lease or other agreement;

                  (iii) Employee's dependence on alcohol or illegal drugs;

                  (iv) Refusal to perform according to or follow the legal policies and directives of the Responsible Officer and failing to cure such failure within 90 days



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                  from receipt of written notice setting forth the specifics of such unsatisfactory performance;

                  (v) Conduct which could be reasonably inferred to detract from the public image of the Paxson Group;

                  (vi) Employee's misappropriation, conversion or embezzlement of the assets of Paxson or any affiliate of Paxson;

                  (vii) A material breach of this Agreement by Employee; or

                  (viii) Any representation of Employee in Section 7 of this Agreement being false when made.

         (f) Employee's Voluntary Resignation. If Employee gives Paxson notice of a voluntary resignation (a "VOLUNTARY RESIGNATION"), a date specified in such notice which shall be not less than ninety (30) days after the date on which the notice is received by Paxson. In that event, Paxson shall pay to Employee the amounts, if any, set forth in
         Section 3.2 hereof in respect of a Voluntary Termination.

         3.2 Payments Upon Termination. For purposes of this Agreement an "INVOLUNTARY TERMINATION" shall be deemed to have occurred hereunder upon Employee's termination as a result of death, Disability, or Involuntary Paxson Termination, under and pursuant to Subsections 3.1(a), (b), (c), and a "VOLUNTARY TERMINATION" shall be deemed to have occurred hereunder upon Employee's termination as a result of a Voluntary Retirement, termination for Cause, or for Employee's Voluntary Resignation, under and pursuant to Subsections 3.1(d), (e) and (f); inclusive. Upon an Involuntary Termination or a Voluntary Termination Employee shall be entitled to the following compensation:

         (a) Involuntary Termination Compensation: If Employee's employment is terminated for any reason other than as a result of a Voluntary Termination, Employee (or, in the case of a termination as a result of the death of Employee, Employee's estate) will continue to be paid the Employee's Base Salary then in effect for the lesser of (i) twelve (12) months and (ii) the remaining portion of the Agreement Term. In addition, Employee shall be paid within thirty (30) days of any Involuntary Termination an amount in cash equivalent to the accrued vacation and personal time of Employee through the Involuntary Termination Date plus any unpaid portion of any previously awarded annual bonus. Employee shall also be entitled to any benefits for which Employee qualifies for benefits under any employee benefit plan available to the Employee.



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         (b)      Voluntary Termination Compensation. If Employee's employment is terminated for any reason constituting a Voluntary Termination, Paxson shall have no further liability to Employee, and no further payments shall be made to Employee, except to the extent expressly provided for in this Agreement or to the extent that Employee qualifies for benefits under any employee benefit plan available to Employee.

         3.3 Further Payments. Following the termination of Employee's employment pursuant to this Section 3, Paxson shall have no further liability to Employee, and no further payment shall be made to Employee, except to the extent expressly provided for in this Agreement or to the extent that Employee qualifies for benefits under any employee benefit plan available to Employee.


SECTION 4     INTANGIBLES

         4.1 Memoranda, Notes and Records. All memoranda, notes, names and address lists, records or other documents made or compiled by Employee or made available to Employee during the term of employment concerning the business of any member of the Paxson Group and any and all copies thereof shall be delivered to Paxson upon the termination of Employee's employment for whatever reason or at any other time upon request. Employee shall not at any time during Employee's employment, or after the termination of employment, use for Employee's own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge, or data of a secret or confidential nature or otherwise not readily available to members of the general public that concerns the business or affairs of any member of the Paxson Group and whether or not acquired by the Employee during the term of employment by Paxson.

         4.2 Rights in Intangible Assets. Employee recognizes and acknowledges that all rights in the formats, programming, concepts, approaches, copy and titles embodied in the operation of the Paxson Group or any particular station or the PAX Net network or any other broadcast network, and all changes, additions and amendments thereto which may occur during or after the Term hereof, belong exclusively to Paxson. Employee hereby assigns any and all rights or interests Employee may have therein to Paxson. Employee shall not at any time during Employee's employment, or after the termination of employment, have or claim any right, title or interest in any trade name, patent, trademark, copyright or other similar rights belonging to or used by Paxson and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Paxson, whether produced, prepared or published in whole or in part by Employee or by Paxson.

SECTION 5     [Reserved]



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SECTION 6     ARBITRATION

Except as otherwise provided to the contrary below, any dispute arising our of or related to this Agreement that Paxson and Employee are unable to resolve by themselves shall be settled by arbitration in West Palm Beach, Florida, by a panel of three (3) arbitrators. Paxson and Employee shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of Employee's understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Paxson and Employee. The costs and expenses of the arbitration proceeding shall be assessed between Paxson and Employee in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not satisfied within thirty (30) days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising our of or related to this Agreement shall be instituted in any court by Paxson or Employee against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (iii) any other action which, under applicable law, may not be made subject to binding arbitration.

SECTION 7     REPRESENTATIONS OF EMPLOYEE

To induce Paxson to enter into this Agreement and to employ Employee, Employee represents and warrants to Paxson as of the date hereof and as of each date of payment of any compensation under the terms hereof as follows:

         7.1 Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Employee does not conflict with result in a breach of, or constitute a default under any covenant not to compete or any other agreement, instrument, or license, to which Employee is a party or by which Employee is bound.

         7.2 Conduct. Employee has not:

         (a) Been convicted of any felony;

         (b) Committed any criminal act with respect to Employee's current or any



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prior employment (including any criminal act involving a violation of the
Communication Act of 1934, as amended, or regulations promulgated by the FCC), or

         (c) Knowingly committed any act that materially threatened to result in suspension, revocation, or adverse modification of any FCC license of any broadcast station or which subjected any broadcast station to fine or forfeiture.

         7.3 Chemical Dependence. Employee is not dependent on alcohol or illegal drugs. Employee recognizes that Paxson shall have the right to conduct random drug testing of its employees and that Employee may be called upon in such a manner.

SECTION 8     MISCELLANEOUS

         8.1 Governing Law. This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of Florida.

         8.2 Entire Agreement. This Agreement supersedes any prior employment agreement between Paxson and Employee, whether written or oral, and is effective as of the date first written above. The instrument contains the entire understanding and agreement between the parties relating to the subject matter hereof. Neither this Agreement nor any provision hereof may be waived, modified, amended, changed or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment or termination is sought.

         8.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute a single Agreement.

         8.4 Provisions Severable. To the extent that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         8.5 Headings. The section headings of this Agreement are for convenience only and shall not be used in interpreting or construing this Agreement.

         8.6 Assignment of Agreement and Change of Control. This Agreement may be assigned by Paxson without the prior written consent of Employee. Employee may not assign this Agreement or any of its right or interests herein to any other party.

         8.7 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing,
(ii) delivered by personal delivery, or sent by commercial delivery service, registered or certified mail, return receipt requested, (iii) deemed to have been given on the date of personal delivery or the date set



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forth in the records of the delivery service or on the return receipt, and (iv)
addressed as follows:

If to Paxson:      Anthony L. Morrison, Esq.
                   601 Clearwater Park Road
                   West Palm Beach, Florida 33401-6233

If to Employee:    at the address set forth under employees signature on the
                   last page hereof

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this
Section 8.7.



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         8.8 Waiver. The waiver by Paxson of a breach of any provision by
Employee or the failure of either Paxson or Employee to exercise any of the rights set forth herein shall not operate or be construed as a waiver of any subsequent breach by Employee or be deemed to be a waiver by said party of any of its rights hereunder. No waiver by any party at any time, express or implied, of any breach of any provision of this Agreement shall be deemed a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or other provisions.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the day and year first written above.

WITNESS:                        PAXSON COMMUNICATIONS MANAGEMENT COMPANY, INC.
-------

--------------------------      By:


WITNESS:
-------


--------------------------



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